Advanced Energy Announces Appointment of Anne DelSanto and Lanesha Minnix to its Board of Directors

DENVER, Colo., October 1, 2020 — Advanced Energy Industries, Inc. (NASDAQ: AEIS), a global leader in highly engineered, precision power conversion, measurement and control solutions, today announced the appointment of Anne DelSanto and Lanesha Minnix to its Board of Directors.

“We are pleased to welcome Anne and Lanesha as new directors to the Advanced Energy board. Both Anne and Lanesha bring significant skills and expertise that are complementary to the board as we continue to profitably grow both organically and inorganically in our served markets,” said Grant Beard, Chairman of the Board of Advanced Energy. “I welcome Anne and Lanesha to our board and look forward to their contributions.”

“They join Advanced Energy at an exciting time as we continue to execute on our growth strategy, drive profitability and enhance shareholder value. Anne’s background in software & networking and Lanesha’s background in industrial will provide valuable insight and perspectives that will allow us to meet our strategic goals as an industrial technology leader for power solutions,” said Yuval Wasserman, Chief Executive Officer of Advanced Energy.

Anne DelSanto is a limited partner at Operator Collective and Stage2Capital. From February 2018 to April 2019, Ms. DelSanto served as the Executive Vice President and General Manager of Platform at Salesforce.com, a customer relationship management company, following six years of other senior leadership roles at the company. Prior to Salesforce, DelSanto served as group vice president of sales engineering at Oracle. She began her career as an account systems engineer with IBM, where she spent several years building solutions for the healthcare market. She serves on the board at Juniper Networks and New Relic. DelSanto graduated with a degree in Mathematics from St. John's University and earned an M.S. in Administrative Studies from Boston College. Anne’s deep experience in software and networking, and skillset as a proven sales executive, will provide additional insight and guidance particularly as we grow our data Center Computing and Telecom Networking markets.

Lanesha Minnix is the Chief Legal Officer and Corporate Secretary of Flowserve Corporation, a publicly traded manufacturer of engineered and industrial pumps, valves and seals for a range of industries. Prior to joining Flowserve, Ms. Minnix served as Senior Vice President and General Counsel for BMC Stock Holdings, a leading provider of diversified building products and services, from June 2017 until June 2018. Ms. Minnix served as Vice President, Deputy General Counsel and Chief Compliance Officer for ABM Industries, a facility solutions company, from May 2012 until May 2017. Prior to joining ABM, Ms. Minnix held roles with increasing responsibility at both Royal Dutch Shell/Shell Oil Company and Sprint Corporation. Ms. Minnix began her career as a corporate associate at the law firm of K&L Gates. Lanesha’s exposure to advanced industrial markets, legal, and business skills will help advance our efforts both organically and inorganically in our target markets.

Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA | +1 (970) 221-4670 | advanced-energy.com

About Advanced Energy

Advanced Energy (Nasdaq: AEIS) is a global leader in the design and manufacturing of highly engineered, precision power conversion, measurement and control solutions for mission-critical applications and processes. AE’s power solutions enable customer innovation in complex applications for a wide range of industries including semiconductor equipment, industrial, manufacturing, telecommunications, data center computing and healthcare. With engineering know-how and responsive service and support around the globe, the company builds collaborative partnerships to meet technology advances, propel growth for its customers and innovate the future of power. Advanced Energy has devoted more than three decades to perfecting power for its global customers and is headquartered in Denver, Colorado, USA. For more information, visit www.advancedenergy.com.

Advanced Energy | Precision. Power. Performance.

For more information, contact:

Brian Smith

Advanced Energy Industries, Inc.

(970) 407-6555

ir@aei.com

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Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA | +1 (970) 221-4670 | advanced-energy.com